Exhibit 10.10

CONVERTIBLE PROMISSORY NOTE
$1,200,000 PLUS INTEREST DUE & PAYABLE
DOCUMENT B-02152008

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION OR SAFE HARBOR PROVISION.

FOR VALUE RECEIVED, on the Effective Date, as defined below, Advanced Cell Technology Inc. as Obligor (“Borrower,” or “Obligor”), hereby promises to pay to the Lender (“Lender” or “ Holder”), as defined below, the Principal Sum, as defined below, along with the Interest Rate, as defined below, according to the terms herein

The “Effective Date” shall be;	February 15, 2008

The “Lender” shall be:	JMJ Financial / Its Principal, or Its Assignees

The “Principal Sum” shall be:

$1,200,000 (one million two hundred thousand) US Dollars or so much as may be paid towards the balance of Document
C-02152008; Subject to the following; accrued, unpaid interest shall be added to the Principal Sum.

The “Consideration” shall be:	$1,000,000 (one million) dollars in the form of the Secured & Collateralized Promissory Note Document C-02152008 (including Security & Collateral Agreement).

The “Interest Rate” shall be:

10% one-time interest charge on the Principal Sum.  No interest or principal payments are required until the Maturity Date, but both principal and interest may be included in conversion prior to maturity date.

The “Conversion Price” shall be the following price:

As applied to the Conversion Formula set forth in 22, the lesser of (a) $0 38 or (b) 80% (eighty percent) of the average of the 3 (three) lowest trade prices in the 20 trading days previous to the conversion; as applies to Advanced Cell Technology Inc. voting common stock.

The “Maturity Date” is the date upon which the Principal Sum of this Note, as well as any unpaid interest shall be due and payable, and that date shall be:	February 15, 2010

The “Prepayment Terms” shall be:	See Section 1.2

ARTICLE 1 PAYMENT-RELATED PROVISIONS

1.1. Interest Rate. Subject to the Holder’s right to convert, interest payable on this Note will accrue interest at the Interest Rate and shall be applied to the Principal Sum.

1.2. Prepayment Terms. Prepayment is permitted as set forth under the follow options. For the first 150 days after the Effective Date, the maximum prepayment amount is $500,000 as set forth below. From and after the 150th day from the Effective Date, prepayment may be made in full as set forth below.

(a) Prepayment By Cash or Other Negotiated Form. Prepayment is permitted at any time by payment in the form of either of the following: (1) cash, or (2) other negotiated form of payment mutually agreed to in writing. In this event, the original issue discount of $200,000 and the one-time interest charge of $60,000 will be struck from the principal balance of this Note.

(b) Prepayment By Surrender of Document C-02152008. Prepayment is permitted by surrender of the Secured & Collatetalized Promissory Note Document C-02152008, as set forth below.

(i)    Prior to Holder Making Payments To Document C-02152008, Prepayment by surrender of Document C-02152008 is permitted at any time prior to Holder making payment towards the outstanding balance of Document C-02152008. In this event, this Document B-02152008 original issue discount of $200,000 and the one-time interest charge of $60,000 will be struck from the principal balance of this Note Document B-02152008. Concurrently, all interest charges and all other charges will be struck from Document C-02152008.

(ii)   After Holder Making Payments To Document C-02152008. Prepayment by surrender of Document C-02152008 is permitted at any time after Holder making payment towards the outstanding balance of Document C-02152008. In this event, the remaining original issue discount premium (OIDP) will be proportionately adjusted for this Document B-02152008 at the rate of 20%, and the remaining one-time interest charge will be proportionately adjusted at the rate of 10%. The remaining balance is payable in cash or convertible into stock as set forth in this agreement. This prepayment scenario is demonstrated in the attached Prepayment Adjustment Example.

ARTICLE 2 CONVERSION RIGHTS

The Holder will have the right to convert the Principal Sum and accrued interest under this Note into Shares of the Borrower’s Common Stock as set forth below.

2.1 Conversion Rights and Cashless Exercise.  Subject to the terms set forth in Section 2.7, the Holder will have the right at its election from and after the Effective Date, and then at any time, to convert all or part of the outstanding and unpaid Principal Sum and accrued interest into shares of fully paid and nonassessable shares of common stock of Advanced Cell Technology Inc. (as such stock exists on the date of issuance of this Note, or any shares of capital stock of Advanced Cell Technology Inc.  into which such stock is hereafter changed or reclassified, the “Common Stock”) as per the Conversion Formula set forth in Section 2.2. Any such conversion shall be cashless, and shall not require further payment from Holder. Unless otherwise agreed in writing by both the Borrower and the Holder, at no time will the Holder convert any amount of the Note into common stock that would result in the Holder owning more than 4.99% of the common stock outstanding of Advanced Cell Technology Inc. Shares from any such conversion will be delivered to Holder within 2 (two) business days of conversion notice delivery (see 3.1) via 10:30am priority overnight delivery service (see Section 2.6)

2.2. Conversion Formula. The number of shares issued through conversion is the conversion amount divided by the conversion price.

# Shares = Conversion Amount

Conversion Price

2.3 This Section 2.3 intentionally left blank.

2.4. Adjustment Upon Dilutive Offers, Agreements, or Sales. If the Borrower, at any time while this Note is outstanding, enters into an agreement under which it issues or agrees to issue either its common stock, options, or warrants to purchase or convert to its common stock at a price or exercise price or conversion price (a “Subsequent Share Price”), as the case may be, that is less than the conversion price or subsequent conversion formula result set forth in Section 2.2, then the conversion price set forth in Section 2.2. shall be automatically adjusted to equal the Subsequent Share Price. Circumstances that are exempt from adjustment as set forth in this Section 2.4 include:

(a) options to employees, officers, directors or consultants pursuant to any stock or option plan currently in effect or hereafter duly adopted by a majority of the non-employee members of the board of directors of the Borrower or a majority of the members of a committee of non-employee directors established for such purpose, provided that the exercise price of such options shall not be less than the Conversion Price on the trading day immediately prior to the grant of such option,

(b) securities issued upon the exercise or conversion of any securities, convertible securities, options or warrants issued and outstanding on the date of this Note, or any agreements to issue the same in existence as of the date of this Note, and

(c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be made in connection with a transaction involving a person or entity which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Borrower and in which the Borrower receives benefits in addition to the investment of funds, but shall not include a transaction in which the Borrower is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

2.5 Reservation of Shares. As of the issuance date of this Note and for the remaining period during which the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of

Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  The Borrower agrees that its issuance of this Note constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.6. Delivery of Conversion Shares. Shares from any such conversion will be delivered to Holder within 2 (two) business days of conversion notice delivery (see 3.1) via 10:30am priority overnight delivery service (see “Share Delivery” attachment). If those shares are not delivered in accordance with this timeframe stated in this Section 2.6, at any time for any reason prior to offering those shares for sale in a private transaction or in the public market through its broker, Holder may rescind that particular conversion to have the conversion amount returned to the note balance with the conversion shares returned to the Borrower.

2.7. Discharge By Payment. Conversions under this Convertible Promissory Note Document B-02152008 are available only after the Conversion Amount described herein is discharged by payment of equal or greater value from the Secured & Collateralized Promissory Note Document C-02152008 by either, at the Holder’s choice, cash payment, or surrender of security/collateral, or other negotiated form of payment mutually agreed to in writing.

ARTICLE 3 MISCELLANEOUS

3.1. Notices. Any notice required or permitted hereunder must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

3.2. Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, means this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.3. Assignability. This Note will be binding upon the Borrower and its successors and permitted assigns, and will inure to the benefit of the Holder and its successors and permitted assigns, and may be assigned by the Holder.

3.4. Governing Law. This Note will be governed by, and construed and enforced in accordance, with the laws of the State of Florida, without regard to the conflict of laws principles thereof.

3.5. Maximum Payments. Nothing contained herein may be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum will be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.6. Attorney Fees. In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

3.7. No Public Announcement. Except as required by applicable securities law, no public announcement may be made regarding this Note, payments, or conversions without written permission by both Borrower and Holder.

3.8. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Holder has the right to have any such opinion provided by its counsel. Holder also has the right to have any such opinion provided by Borrower’s counsel.

3.9. Effective Date. This Note will become effective only upon occurrence of the three following events: the Effective Date of February 15, 2008 has been reached, execution by both parties, and delivery of valid payment by the Lender in the form of the Secured & Collateralized Promissory Note Document C-02152008 (including Security & Collateral Agreement)..

3.10. Director’s Resolution. Once effective, Borrower will execute and deliver to Holder a copy of a Board of Director’s resolution resolving that this note is validly issued, paid, and effective.

3.11. Use of Proceeds. As further described, promised, and agreed in the attached Use of Proceeds Agreement, Borrower promises that use of the funds will not go towards stem cell research or development related to embryonic stem cells in any manner, and that 100% of the use of proceeds is to go the company’s adult stem cell research and development of the Mytogen program. Borrower understands that Holder has entered into this transaction in reliance upon that promise, understanding, and use of proceeds as memorialized in the attached Use of Proceeds Agreement.

3.12. Adjustment of Conversion Price. In the event that Borrower enters into an additional financing agreement with another investor subsequent to the closing of this transaction, Borrower may adjust the Conversion Price percentage set forth herein as to satisfy the terms of any future financing transaction. In the event of such adjustment, as shown in the Adjustment of Conversion Price Example attachment, Borrower will make a one-time cash payment to Holder at the time of adjustment for the dollar difference that would result in the Conversion Price percentage adjustment.

BORROWER[S]:	LENDER/HOLDER:	NOTARY PUBLIC-STATE OF FLORIDA
Christie Barrocas
Commission # DD735899
Expires: Nov. 19, 2011
BONDED THRU-ATLANTIC BONDING CO., INC.

/s/ William M. Caldwell, IV		/s/ Justin Keener
William Caldwell		JMJ Financial / Its Principal
Chairman & CEO
Advanced Cell Technology Inc.

Dated:	2/14/08	Dated:	2/14/08

AMENDMENT
MARCH 17, 2007

CONVERTIBLE PROMISSORY NOTE
$1,200,000 PLUS INTEREST DUE & PAYABLE
DOCUMENT B-02152008 EXECUTED 2/14/08

The Convertible Promissory Note by and between Advanced Cell Technology Inc. and JMJ Financial, duly executed on February 14, 2008, is hereby amended as follows.

Section 1.2 Prepayment Terms. Prepayment is permitted as set forth under the follow options. For the first 270 days after the Effective Date, the maximum prepayment amount is $300,000 as set forth below. From and after the 270th day from the Effective Date, prepayment may be made in full as set forth below.

The effective date of this amendment is March 17, 2008.

ALL OTHER TERMS AND CONDITIONS OF THE ORIGINAL CONVERTIBLE PROMISSORY NOTE DOCUMENT B-02152008 REMAIN IN FULL FORCE AND EFFECT.

Please indicated acceptance and approval of this amendment by signing below:

/s/ William M. Caldwell, IV	/s/ Justin Keener
William Caldwell	JMJ Financial/Its Principal
Chairman & CEO
Advanced Cell Technology Inc.